Exhibit 99

Snap-on Announces Fourth Quarter and Full Year 2022 Results

Sales of $1,155.9 million in the fourth quarter increase 4.3%, organic sales up 8.0%;

Operating margin before financial services in the quarter of 21.5% improves 50 basis points;

Diluted EPS of $4.42 for the quarter increases 7.8% from Q4 2021

KENOSHA, Wis.--(BUSINESS WIRE)--February 2, 2023--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced 2022 operating results for the fourth quarter and full year.

  Net sales of $1,155.9 million in the fourth quarter of 2022 increased $47.6 million, or 4.3%, from 2021 levels, reflecting an $85.3 million, or 8.0%, organic sales gain, partially offset by $37.7 million of unfavorable foreign currency translation.
  Operating earnings before financial services for the quarter of $248.0 million compared to $232.2 million in 2021. As a percentage of net sales, operating earnings before financial services of 21.5% in the fourth quarter improved 50 basis points from 21.0% last year.
  Financial services revenue in the quarter of $88.3 million compared to $86.9 million in 2021; financial services operating earnings of $63.9 million compared to $67.2 million last year.
  Consolidated operating earnings for the quarter of $311.9 million compared to $299.4 million last year. As a percentage of revenues (net sales plus financial services revenue), consolidated operating earnings were 25.1% in the fourth quarters of both 2022 and 2021.
  The fourth quarter effective income tax rate was 22.0% in 2022 and 22.3% in 2021.
  Net earnings in the quarter of $238.9 million, or $4.42 per diluted share, compared to net earnings of $223.7 million, or $4.10 per diluted share, a year ago.
  Full year net sales of $4,492.8 million increased $240.8 million, or 5.7%, from 2021 levels, reflecting a $357.2 million, or 8.7%, organic sales gain and $8.5 million of acquisition-related sales, partially offset by $124.9 million of unfavorable foreign currency translation. Full year net earnings of $911.7 million compared to net earnings of $820.5 million last year. Full year diluted earnings per share of $16.82 increased 12.7% from $14.92 per diluted share in 2021.

See “Non-GAAP Measures” below for a definition of, and further explanation about, organic sales.

“Our fourth quarter performance was encouraging as it reflects our ongoing momentum and further confirms the extraordinary resilience of our markets, even in particularly uncertain environments,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “We’ve navigated the turbulence of these times with significant consistency, driven by our advantages in product and brand, and guided by the considerable capabilities of our experienced team. We believe our performance in the quarter, and the year, emphatically demonstrates the abundant possibilities along our runways for growth, as evidenced by our continuing sales gains over the pre-pandemic levels of 2019, reaching 21.0% in the quarter as reported, or 22.7% organically. In that regard, looking forward, we are well-positioned with our businesses serving critical industries, poised to extend our activities outside the garage, and with our automotive repair-facing operations, prepared to continue our advance within that robust market, enhancing the van channel and extending with repair shop owners and managers. At the same time, we’ll continue to leverage our Snap-on Value Creation Processes, authoring advancements throughout the corporation, maintaining our established trajectory of ongoing progress. Finally, I want to thank our franchisees and our associates worldwide for their valuable contributions, for their ongoing dedication, and for their deep confidence in our prospects as we move through 2023 and beyond.”

Segment Results - Fourth Quarter

Commercial & Industrial Group segment sales of $343.2 million in the quarter compared to $358.7 million last year, reflecting a $5.7 million, or 1.7%, organic sales gain, more than offset by $21.2 million of unfavorable foreign currency translation. The organic increase is primarily due to higher activity in the segment’s specialty tools business and gains in sales to customers in critical industries, partially offset by lower sales in the segment’s European-based hand tools business.

Operating earnings of $47.9 million in the period, including $2.3 million of unfavorable foreign currency effects, compared to $50.1 million in 2021. The operating margin (operating earnings as a percentage of segment sales) of 14.0% was unchanged from last year.

Snap-on Tools Group segment sales of $542.7 million in the quarter compared to $504.8 million last year, reflecting a $47.4 million, or 9.6%, organic sales gain, partially offset by $9.5 million of unfavorable foreign currency translation. The organic increase is comprised of higher sales in both the U.S. and international operations.

Operating earnings of $116.1 million in the period, including $4.5 million of unfavorable foreign currency effects, compared to $110.5 million in 2021. The operating margin of 21.4% compared to 21.9% last year.

Repair Systems & Information Group segment sales of $437.9 million in the quarter compared to $392.5 million last year, reflecting a $54.9 million, or 14.3%, organic sales increase, partially offset by $9.5 million of unfavorable foreign currency translation. The organic gain includes increased sales of undercar equipment, higher activity with OEM dealerships, and higher sales of diagnostic and repair information products to independent repair shop owners and managers.

Operating earnings of $110.6 million in the period, including $2.1 million of favorable foreign currency effects, compared to $97.2 million in 2021. The operating margin of 25.3% compared to 24.8% a year ago.

Financial Services operating earnings of $63.9 million on revenue of $88.3 million in the quarter compared to operating earnings of $67.2 million on revenue of $86.9 million a year ago. Originations of $299.7 million in the fourth quarter increased $43.4 million, or 16.9%, from 2021 levels.

Corporate expenses in the fourth quarter of $26.6 million compared to $25.6 million last year.

Outlook

We believe that our markets and our operations possess and have demonstrated considerable resilience against the varying turbulence evident in the current environment. In 2023, despite the uncertainties, Snap-on expects to make continued progress along its defined runways for coherent growth, leveraging capabilities already demonstrated in the automotive repair arena and developing and expanding its professional customer base, not only in automotive repair, but in adjacent markets, additional geographies and other areas, including extending in critical industries, where the cost and penalties for failure can be high. In pursuit of these initiatives, it is projected that capital expenditures in 2023 will be in a range of $90 million to $100 million. Snap-on continues to respond to global macroeconomic challenges through its Rapid Continuous Improvement (RCI) process and other cost reduction initiatives.

Snap-on currently anticipates that its full year 2023 effective income tax rate will be in the range of 23% to 24%.

Conference Call and Webcast on February 2, 2023, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Thursday, February 2, 2023, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit https://www.snapon.com/EN/Investors/Investor-Events and click on the link to the call. The slide presentation accompanying the call can be accessed under the Downloads tab in the webcast viewer, as well as on the Snap-on website at https://www.snapon.com/EN/Investors/Financial-Information/Quarterly-Earnings.

Non-GAAP Measures

References in this release to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, expanded customer base, geographic expansion, new product development and pricing changes, and excludes sales contributions from acquired operations the company did not own as of the comparable prior-year reporting period. Organic sales also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in the company’s businesses and facilitates comparisons of its sales performance with prior periods.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer, and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks including those working in vehicle repair, aerospace, the military, natural resources, and manufacturing. From its founding in 1920, Snap-on has been recognized as the mark of the serious and the outward sign of the pride and dignity working men and women take in their professions. Products and services are sold through the company’s network of widely recognized franchisee vans, as well as through direct and distributor channels, under a variety of notable brands. The company also provides financing programs to facilitate the sales of its products and to support its franchise business. Snap-on, an S&P 500 company, generated sales of $4.5 billion in 2022, and is headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release may contain statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended January 1, 2022, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

SNAP-ON INCORPORATED Condensed Consolidated Statements of Earnings (Amounts in millions, except per share data) (unaudited)

	Fourth Quarter		Full Year
	2022	2021	2022	2021

Net sales	$1,155.9	$1,108.3	$4,492.8	$4,252.0
Cost of goods sold	(595.2)	(574.9)	(2,311.7)	(2,141.2)
Gross profit	560.7	533.4	2,181.1	2,110.8
Operating expenses	(312.7)	(301.2)	(1,239.9)	(1,259.3)
Operating earnings before financial services	248.0	232.2	941.2	851.5

Financial services revenue	88.3	86.9	349.7	349.7
Financial services expenses	(24.4)	(19.7)	(83.7)	(77.7)
Operating earnings from financial services	63.9	67.2	266.0	272.0

Operating earnings	311.9	299.4	1,207.2	1,123.5
Interest expense	(12.0)	(11.3)	(47.1)	(53.1)
Other income (expense) – net	11.8	5.1	42.5	16.5
Earnings before income taxes and equity earnings	311.7	293.2	1,202.6	1,086.9
Income tax expense	(67.2)	(64.1)	(268.7)	(247.0)
Earnings before equity earnings	244.5	229.1	933.9	839.9
Equity earnings, net of tax	—	—	—	1.5
Net earnings	244.5	229.1	933.9	841.4
Net earnings attributable to noncontrolling interests	(5.6)	(5.4)	(22.2)	(20.9)
Net earnings attributable to Snap-on Inc.	$238.9	$223.7	$911.7	$820.5

Net earnings per share attributable to Snap-on Inc.:
Basic	$4.50	$4.18	$17.14	$15.22
Diluted	4.42	4.10	16.82	14.92

Weighted-average shares outstanding:
Basic	53.1	53.5	53.2	53.9
Effect of dilutive securities	1.0	1.0	1.0	1.1
Diluted	54.1	54.5	54.2	55.0

SNAP-ON INCORPORATED Supplemental Segment Information (Amounts in millions) (unaudited)

	Fourth Quarter		Full Year
	2022	2021	2022	2021
Net sales:
Commercial & Industrial Group	$343.2	$358.7	$1,399.2	$1,406.3
Snap-on Tools Group	542.7	504.8	2,072.0	1,938.6
Repair Systems & Information Group	437.9	392.5	1,666.9	1,503.1
Segment net sales	1,323.8	1,256.0	5,138.1	4,848.0
Intersegment eliminations	(167.9)	(147.7)	(645.3)	(596.0)
Total net sales	1,155.9	1,108.3	4,492.8	4,252.0
Financial Services revenue	88.3	86.9	349.7	349.7
Total revenues	$1,244.2	$1,195.2	$4,842.5	$4,601.7

Operating earnings:
Commercial & Industrial Group	$47.9	$50.1	$197.6	$209.9
Snap-on Tools Group	116.1	110.5	458.7	411.1
Repair Systems & Information Group	110.6	97.2	393.3	348.6
Financial Services	63.9	67.2	266.0	272.0
Segment operating earnings	338.5	325.0	1,315.6	1,241.6
Corporate	(26.6)	(25.6)	(108.4)	(118.1)
Operating earnings	311.9	299.4	1,207.2	1,123.5
Interest expense	(12.0)	(11.3)	(47.1)	(53.1)
Other income (expense) – net	11.8	5.1	42.5	16.5
Earnings before income taxes and equity earnings	$311.7	$293.2	$1,202.6	$1,086.9

SNAP-ON INCORPORATED Condensed Consolidated Balance Sheets (Amounts in millions) (unaudited)

	Fiscal Year End
	2022	2021
Assets
Cash and cash equivalents	$757.2	$780.0
Trade and other accounts receivable – net	761.7	682.3
Finance receivables – net	562.2	542.3
Contract receivables – net	109.9	110.4
Inventories – net	1,033.1	803.8
Prepaid expenses and other assets	144.8	134.6
Total current assets	3,368.9	3,053.4

Property and equipment – net	512.6	518.2
Operating lease right-of-use assets	61.5	51.9
Deferred income tax assets	70.0	49.5
Long-term finance receivables – net	1,170.8	1,114.0
Long-term contract receivables – net	383.8	378.2
Goodwill	1,045.3	1,116.5
Other intangibles – net	275.6	301.7
Pension assets	70.6	160.7
Other assets	13.7	15.6
Total assets	$6,972.8	$6,759.7

Liabilities and Equity
Notes payable	$17.2	$17.4
Accounts payable	287.0	277.6
Accrued benefits	58.6	67.4
Accrued compensation	98.6	114.8
Franchisee deposits	73.8	80.7
Other accrued liabilities	436.4	424.3
Total current liabilities	971.6	982.2

Long-term debt	1,183.8	1,182.9
Deferred income tax liabilities	82.1	122.7
Retiree health care benefits	23.4	31.1
Pension liabilities	78.6	104.9
Operating lease liabilities	44.7	34.2
Other long-term liabilities	85.1	97.9
Total liabilities	2,469.3	2,555.9

Equity
Shareholders' equity attributable to Snap-on Inc.
Common stock	67.4	67.4
Additional paid-in capital	499.9	472.7
Retained earnings	6,296.2	5,699.9
Accumulated other comprehensive loss	(528.3)	(343.9)
Treasury stock at cost	(1,853.9)	(1,714.2)
Total shareholders' equity attributable to Snap-on Inc.	4,481.3	4,181.9
Noncontrolling interests	22.2	21.9
Total equity	4,503.5	4,203.8
Total liabilities and equity	$6,972.8	$6,759.7

SNAP-ON INCORPORATED Condensed Consolidated Statements of Cash Flows (Amounts in millions) (unaudited)

	Fourth Quarter
	2022	2021
Operating activities:
Net earnings	$244.5	$229.1
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	17.6	19.2
Amortization of other intangibles	7.1	10.5
Provision for losses on finance receivables	12.8	8.4
Provision for losses on non-finance receivables	5.5	3.8
Stock-based compensation expense	8.4	8.1
Deferred income tax provision	3.8	5.0
(Gain) loss on sales of assets	(0.1)	0.2
Changes in operating assets and liabilities, net of effects of acquisition:
Trade and other accounts receivable	(9.7)	(38.0)
Contract receivables	(0.5)	9.1
Inventories	(48.3)	(20.8)
Prepaid expenses and other assets	21.6	(0.7)
Accounts payable	(28.8)	8.5
Accruals and other liabilities	(23.3)	(19.7)
Net cash provided by operating activities	210.6	222.7

Investing activities:
Additions to finance receivables	(252.1)	(215.5)
Collections of finance receivables	204.8	205.8
Capital expenditures	(22.7)	(16.3)
Disposals of property and equipment	0.7	0.5
Other	1.4	1.7
Net cash used by investing activities	(67.9)	(23.8)

Financing activities:
Net increase (decrease) in other short-term borrowings	(1.0)	0.3
Cash dividends paid	(86.0)	(76.1)
Purchases of treasury stock	(65.3)	(75.5)
Proceeds from stock purchase and option plans	13.6	4.0
Other	(7.1)	(6.8)
Net cash used by financing activities	(145.8)	(154.1)

Effect of exchange rate changes on cash and cash equivalents	1.0	(0.3)
Increase (decrease) in cash and cash equivalents	(2.1)	44.5

Cash and cash equivalents at beginning of period	759.3	735.5
Cash and cash equivalents at end of year	$757.2	$780.0

Supplemental cash flow disclosures:
Cash paid for interest	$(8.4)	$(8.4)
Net cash paid for income taxes	(73.8)	(61.8)

SNAP-ON INCORPORATED Condensed Consolidated Statements of Cash Flows (Amounts in millions) (unaudited)

	Full Year
	2022	2021
Operating activities:
Net earnings	$933.9	$841.4
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	71.5	75.6
Amortization of other intangibles	28.7	29.2
Provision for losses on finance receivables	37.7	32.1
Provision for losses on non-finance receivables	16.8	16.3
Stock-based compensation expense	34.0	41.4
Deferred income tax provision (benefit)	(10.3)	8.4
(Gain) Loss on sales of assets	(3.1)	1.7
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	(120.0)	(61.4)
Contract receivables	(11.8)	(3.1)
Inventories	(272.1)	(75.4)
Prepaid expenses and other assets	(6.3)	(10.7)
Accounts payable	17.7	56.8
Accruals and other liabilities	(41.5)	14.3
Net cash provided by operating activities	675.2	966.6

Investing activities:
Additions to finance receivables	(955.8)	(878.1)
Collections of finance receivables	826.9	854.2
Capital expenditures	(84.2)	(70.1)
Acquisitions of businesses, net of cash acquired	0.5	(199.7)
Disposals of property and equipment	5.1	2.1
Other	1.3	1.2
Net cash used by investing activities	(206.2)	(290.4)

Financing activities:
Repayments of long-term debt	—	(250.0)
Net increase in other short-term borrowings	1.6	3.3
Cash dividends paid	(313.1)	(275.8)
Purchases of treasury stock	(198.1)	(431.3)
Proceeds from stock purchase and option plans	55.0	162.4
Other	(30.4)	(27.4)
Net cash used by financing activities	(485.0)	(818.8)

Effect of exchange rate changes on cash and cash equivalents	(6.8)	(0.8)
Decrease in cash and cash equivalents	(22.8)	(143.4)

Cash and cash equivalents at beginning of year	780.0	923.4
Cash and cash equivalents at end of year	$757.2	$780.0

Supplemental cash flow disclosures:
Cash paid for interest	$(44.7)	$(55.9)
Net cash paid for income taxes	(261.2)	(249.0)

Non-GAAP Supplemental Data

The following non-GAAP supplemental data is presented for informational purposes to provide readers with insight into the information used by management for assessing the operating performance of Snap-on Incorporated's (“Snap-on”) non-financial services (“Operations”) and “Financial Services” businesses.

The supplemental Operations data reflects the results of operations and financial position of Snap-on's tools, diagnostic and equipment products, software and other non-financial services operations with Financial Services presented on the equity method. The supplemental Financial Services data reflects the results of operations and financial position of Snap-on's U.S. and international financial services operations. The financing needs of Financial Services are met through intersegment borrowings and cash generated from Operations; Financial Services is charged interest expense on intersegment borrowings at market rates. Income taxes are charged to Financial Services on the basis of the specific tax attributes generated by the U.S. and international financial services businesses. Transactions between the Operations and Financial Services businesses were eliminated to arrive at the Condensed Consolidated Financial Statements.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings (Amounts in millions) (unaudited)

	Operations*		Financial Services
	Fourth Quarter		Fourth Quarter
	2022	2021	2022	2021

Net sales	$1,155.9	$1,108.3	$—	$—
Cost of goods sold	(595.2)	(574.9)	—	—
Gross profit	560.7	533.4	—	—
Operating expenses	(312.7)	(301.2)	—	—
Operating earnings before financial services	248.0	232.2	—	—

Financial services revenue	—	—	88.3	86.9
Financial services expenses	—	—	(24.4)	(19.7)
Operating earnings from financial services	—	—	63.9	67.2

Operating earnings	248.0	232.2	63.9	67.2
Interest expense	(12.1)	(11.3)	0.1	—
Intersegment interest income (expense) – net	14.8	14.3	(14.8)	(14.3)
Other income (expense) – net	11.8	5.1	—	—
Earnings before income taxes and equity earnings	262.5	240.3	49.2	52.9
Income tax expense	(54.7)	(50.5)	(12.5)	(13.6)
Earnings before equity earnings	207.8	189.8	36.7	39.3
Financial services – net earnings attributable to Snap-on	36.7	39.3	—	—
Net earnings	244.5	229.1	36.7	39.3
Net earnings attributable to noncontrolling interests	(5.6)	(5.4)	—	—
Net earnings attributable to Snap-on	$238.9	$223.7	$36.7	$39.3

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings (Amounts in millions) (unaudited)

	Operations*		Financial Services
	Full Year		Full Year
	2022	2021	2022	2021

Net sales	$4,492.8	$4,252.0	$—	$—
Cost of goods sold	(2,311.7)	(2,141.2)	—	—
Gross profit	2,181.1	2,110.8	—	—
Operating expenses	(1,239.9)	(1,259.3)	—	—
Operating earnings before financial services	941.2	851.5	—	—

Financial services revenue	—	—	349.7	349.7
Financial services expenses	—	—	(83.7)	(77.7)
Operating earnings from financial services	—	—	266.0	272.0

Operating earnings	941.2	851.5	266.0	272.0
Interest expense	(47.1)	(53.0)	—	(0.1)
Intersegment interest income (expense) – net	59.3	57.1	(59.3)	(57.1)
Other income (expense) – net	42.3	16.4	0.2	0.1
Earnings before income taxes and equity earnings	995.7	872.0	206.9	214.9
Income tax expense	(215.6)	(193.3)	(53.1)	(53.7)
Earnings before equity earnings	780.1	678.7	153.8	161.2
Financial services – net earnings attributable to Snap-on	153.8	161.2	—	—
Equity earnings, net of tax	—	1.5	—	—
Net earnings	933.9	841.4	153.8	161.2
Net earnings attributable to noncontrolling interests	(22.2)	(20.9)	—	—
Net earnings attributable to Snap-on	$911.7	$820.5	$153.8	$161.2

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Balance Sheets (Amounts in millions) (unaudited)

	Operations*		Financial Services
	Fiscal Year End		Fiscal Year End
	2022	2021	2022	2021
Assets
Cash and cash equivalents	$757.1	$779.9	$0.1	$0.1
Intersegment receivables	13.4	12.5	—	—
Trade and other accounts receivable – net	761.1	681.7	0.6	0.6
Finance receivables – net	—	—	562.2	542.3
Contract receivables – net	5.9	6.4	104.0	104.0
Inventories – net	1,033.1	803.8	—	—
Prepaid expenses and other assets	149.2	136.8	5.8	7.4
Total current assets	2,719.8	2,421.1	672.7	654.4

Property and equipment – net	510.7	516.5	1.9	1.7
Operating lease right-of-use assets	60.1	50.0	1.4	1.9
Investment in Financial Services	363.9	350.6	—	—
Deferred income tax assets	48.4	26.5	21.6	23.0
Intersegment long-term notes receivable	635.9	570.1	—	—
Long-term finance receivables – net	—	—	1,170.8	1,114.0
Long-term contract receivables – net	9.6	9.7	374.2	368.5
Goodwill	1,045.3	1,116.5	—	—
Other intangibles – net	275.6	301.7	—	—
Pension assets	70.6	160.7	—	—
Other assets	27.1	27.9	0.1	0.1
Total assets	$5,767.0	$5,551.3	$2,242.7	$2,163.6

Liabilities and Equity
Notes payable	$17.2	$17.4	$—	$—
Accounts payable	285.8	276.6	1.2	1.0
Intersegment payables	—	—	13.4	12.5
Accrued benefits	58.6	67.4	—	—
Accrued compensation	95.6	110.9	3.0	3.9
Franchisee deposits	73.8	80.7	—	—
Other accrued liabilities	420.8	407.1	25.8	26.8
Total current liabilities	951.8	960.1	43.4	44.2

Long-term debt and intersegment long-term debt	—	—	1,819.7	1,753.0
Deferred income tax liabilities	82.1	122.7	—	—
Retiree health care benefits	23.4	31.1	—	—
Pension liabilities	78.6	104.9	—	—
Operating lease liabilities	43.6	32.5	1.1	1.7
Other long-term liabilities	84.0	96.2	14.6	14.1
Total liabilities	1,263.5	1,347.5	1,878.8	1,813.0

Total shareholders' equity attributable to Snap-on	4,481.3	4,181.9	363.9	350.6
Noncontrolling interests	22.2	21.9	—	—
Total equity	4,503.5	4,203.8	363.9	350.6
Total liabilities and equity	$5,767.0	$5,551.3	$2,242.7	$2,163.6

* Snap-on with Financial Services presented on the equity method.

Contacts

Investors:
Sara Verbsky
262/656-4869

Media:
Samuel Bottum
262/656-5793